Exhibit 14.1

HARVARD BIOSCIENCE, INC.

Amended and Restated Code of Business Conduct and Ethics

Introduction

Purpose and Scope

The Board of Directors of Harvard Bioscience, Inc. (together with its subsidiaries, “Harvard Bioscience” or “the Company”) established this Code of Business Conduct and Ethics to: (a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that Harvard Bioscience files with, submits to, the Securities and Exchange Commission and in other public communications made by the Company; (c) promote compliance with applicable governmental laws, rules and regulations; (d) promote the protection of Harvard Bioscience’s assets, including corporate opportunities and confidential information; (e) promote fair dealing practices; (f) deter wrongdoing; and (g) ensure accountability for adherence to this Code.

Harvard Bioscience’s Board of Directors or a committee of the Board is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. Our Chief Financial Officer has been appointed Harvard Bioscience’s Compliance Officer under this Code.

Harvard Bioscience expects its directors, officers and employees to exercise reasonable judgment when conducting Harvard Bioscience’s business. The Company encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. Harvard Bioscience also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting the Company’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, Harvard Bioscience encourages each officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with the Compliance Officer under this Code.

Contents of this Code

This Code has two sections, which follow this Introduction. The first section, “Standards of Conduct,” contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of Harvard Bioscience’s business. The second section, “Compliance Procedures,” contains specific information about how this Code functions including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and dealt with. This section also contains a discussion about waivers of and amendments to this Code.

A Note About Other Obligations

Harvard Bioscience’s directors, officers and employees generally have other legal and contractual obligations to Harvard Bioscience. This Code is not intended to reduce, limit or otherwise modify the other obligations that you may have to Harvard Bioscience. Instead, the standards in this Code should be viewed as the minimum standards that Harvard Bioscience expects from its directors, officers and employees in the conduct of the Company’s business.

Standards of Conduct

Conflicts of Interest

Harvard Bioscience recognizes and respects the right of its directors, officers and employees to engage in outside activities, which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in Harvard Bioscience’s best interests. In most, if not all, cases this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and Harvard Bioscience’s interests.

A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with Harvard Bioscience’s interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in Harvard Bioscience’s best interests. Conflicts of interest may also occur when a director, officer or employee or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director’s, officer’s or employee’s position with Harvard Bioscience. Each individual’s situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a director or executive officer should be disclosed directly to the Chairman of the Audit Committee of the Board of Directors.

Compliance with Laws, Rules and Regulations

Harvard Bioscience seeks to conduct its business in compliance with both the letter and the spirit of all U.S. and foreign laws, rules and regulations applicable to our business, including (but not limited to) those concerning bribery, corruption and illicit payments, competition, insider trading and regulating import and export of our products and/or services. No director, officer or employee shall knowingly engage in any unlawful activity in conducting Harvard Bioscience’s business or in performing his or her day-to-day company duties, nor shall any director, officer or employee knowingly instruct others to do so.

Protection and Proper Use of Harvard Bioscience’s Assets

Loss, theft and misuse of Harvard Bioscience’s assets has a direct impact on the Company’s business and its profitability. Employees, officers and directors are expected to protect Harvard Bioscience’s assets that are entrusted to them. Employees, officers and directors are also expected to take steps to ensure that Harvard Bioscience’s assets are used only for legitimate business purposes (with the exception of reasonable and approved use of certain fixed assets during scheduled meal or break times). This expectation extends to protection of Harvard Bioscience’s proprietary information, including our intellectual property (comprising, among other things, our patents, trade secrets, designs, records and any unpublished financial data and/or reports), the unauthorized use or disclosure of is a violation of this policy and could also result in civil and/or criminal penalties,

Corporate Opportunities

Employees, officers and directors owe a duty to Harvard Bioscience to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:

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directly or indirectly, diverting to himself or herself or to others any opportunities that are discovered through the use of Harvard Bioscience’s property or information or as a result of his or her position with Harvard Bioscience, or

•	using Harvard Bioscience’s property or information or his or her position for improper personal gain.

Confidentiality

Confidential information generated and gathered in Harvard Bioscience’s business plays a vital role in the Company’s business, prospects and ability to compete. “Confidential information” includes all non-public information that might be of use to competitors or harmful to the Company, its customers, its suppliers or its employees if disclosed. Directors, officers and employees may not disclose or distribute Harvard Bioscience’s confidential information, except when disclosure is authorized by Harvard Bioscience or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Directors, officers and employees shall use confidential information solely for legitimate company purposes. Directors, officers and employees must return all of Harvard Bioscience’s confidential and/or proprietary information in their possession to Harvard Bioscience when they cease to be employed by or to otherwise serve Harvard Bioscience.

Fair Dealing

Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company’s reputation and long-term business prospects. Accordingly, it is Harvard Bioscience’s policy that directors, officers and employees must endeavor to deal ethically and lawfully with Harvard Bioscience’s customers, suppliers, competitors and employees in all business dealings on Harvard Bioscience’s behalf. No director, officer or employee should knowingly take unfair advantage of another person in business dealings on Harvard Bioscience’s behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

Improper Payments; Anti-Corruption

The laws, rules and regulations applicable to our business include those prohibiting certain payments to certain organizations or individuals, including both U.S. and foreign governmental officials. With respect to international activities, the U.S. Foreign Corrupt Practices Act prohibits offering or giving anything of value, either directly or indirectly, to foreign government officials (a group including government employees, candidates for public office and employees of government-owned or –controlled companies, public international organizations and political parties) in order to obtain or retain business relationships, to curry favor or influence over such official’s actions or to obtain an improper advantage. Improper offers or gifts include, but are not limited to, meals, travel, and political and/or charitable contributions.

Domestically, numerous federal, state and local laws and regulations severely limit the provision of gifts and other business courtesies to U.S. government officials, and also such official’s ability to accept such gifts. Among these is The Honest Leadership and Open Government Act, which prohibits many types of gifts, including travel and other courtesies, to Members, Officers and employees of the U.S. Senate and House of Representatives. Gifts to employees of the U.S. executive branch and to state and local government officials in the U.S. are also subject to limits and/or legal restrictions.

Our policy strictly prohibits our employees, officers and directors, whether directly or indirectly through the use of any agents or independent contractors, from making illegal or improper offers, gifts or payments to governmental officials, regardless of location.

Violations of these and other laws, rules and regulations concerning improper gifts, payments and other gratuities to domestic and foreign governments, governmental agencies and their officials are a violation of this policy and could also result in civil and/or criminal penalties. Please review these standards before engaging in any such activities and, if uncertain, seek advice from appropriate individuals before proceeding.

Accuracy of Records

The integrity, reliability and accuracy in all material respects of Harvard Bioscience’s books, records and financial statements is fundamental to Harvard Bioscience’s continued and future business success. No director, officer or employee may cause Harvard Bioscience to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by Harvard Bioscience. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on Harvard Bioscience’s books and records.

Quality of Public Disclosures

Harvard Bioscience is committed to providing its shareholders with information about its financial condition and results of operations as required by the securities laws of the United States and, and where applicable, other foreign jurisdictions. It is Harvard Bioscience’s policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by Harvard Bioscience, include fair, accurate, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including Harvard Bioscience’s principal executive, financial and accounting officers, (i) must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled, (ii) be familiar with and comply with Harvard Bioscience’s disclosure controls and procedures and its internal controls over financial reporting and (iii) must cooperate fully with Harvard Bioscience’s finance department, as well as Harvard Bioscience’s independent public accountants and counsel. Harvard Bioscience’s senior management is primarily responsible for monitoring Harvard Bioscience’s public disclosure.

Compliance Procedures

Communication of Code

All directors, officers and employees will be supplied with a copy of the Code upon its adoption by the Board of Directors or upon beginning service at Harvard Bioscience. Updates of the Code will be provided from time to time. A copy of the Code is also available to all directors, officers and employees by requesting one from the Compliance Officer or by accessing the company’s website at www.harvardbioscience.com.

Monitoring Compliance, Enforcement and Disciplinary Action

Harvard Bioscience’s management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors, shall take reasonable steps from time to time to (i) monitor compliance with the Code, and (ii) when appropriate, investigate alleged prohibited acts, and impose and enforce appropriate disciplinary measures for violations of the Code.

Where it is established that a director, officer, or employee of Harvard Bioscience has violated the Code, disciplinary or preventative action will be taken as deemed appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Harvard Bioscience’s management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

Reporting Concerns/Receiving Advice/Investigation

Communication Channels

Be Proactive. In connection with suspected violations of the Code and other policies and procedures of Harvard Bioscience, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Harvard Bioscience’s business or occurring on Harvard Bioscience’s property, every employee is required to act proactively by asking questions concerning suspected violations, seeking guidance concerning suspected violations and reporting suspected violations. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of Harvard Bioscience.

Seeking Guidance. The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer.

Communication Alternatives. Any officer or employee may communicate with the Compliance Officer by any of the following methods:

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In writing (which may be done anonymously as set forth below under “Reporting; Anonymity; Retaliation”), addressed to the Compliance Officer, either by facsimile to 508-892-6135 or by U.S. mail to 84 October Hill Road, Holliston, MA 01746;or

•	By e-mail to tmcnaughton@harvardbioscience.com (anonymity cannot be assured).

Reporting Accounting and Similar Concern, or Concerns. Any concerns or questions regarding accounting, internal accounting controls or auditing matters should be directed to the Audit Committee of the Board of Directors. Officers and employees may communicate with the Audit Committee as follows:

•	In writing marked “CONFIDENTIAL – TO BE OPENED BY ADDRESSEE ONLY” submitted to: Chairman – Audit Committee, c/o Harvard Bioscience, 84 October Hill Road, Holliston, MA 01746.

•	By email to audcomm@harvardbioscience.com (anonymity cannot be assured).

The complaining party should identify the subject matter of his or her concern and the practices that are alleged to constitute an improper accounting, internal accounting control or auditing matter, providing as much detail as possible. To assist the Audit Committee in reviewing and, if necessary, investigating a complaint or concern, the complaining party should include, to the extent possible, the following information in any submission: (1) the alleged event, matter or issue that is the subject of the complaint or concern; (2) the name of each person involved; (3) if the complaint or concern involves a specific event or events, the approximate date and location of each event; and (4) any additional information, documentation or other evidence available to support the complaint or concern.

Officers and employees are encouraged to supply contact information with any submission to facilitate clarification and assistance with any investigation. If an officer or employee would like to discuss any matter with the Audit Committee, the officer or employee should indicate this in the submission and include a telephone number at which he or she can be contacted if the Audit Committee deems it appropriate. Officers and employees may also use the above method to communicate anonymously with the Audit Committee.

Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner.

Investigation. After receiving a report of an alleged prohibited action, the Compliance Officer or Audit Committee, as applicable, must promptly take all appropriate actions necessary to investigate. All directors, officers and employees are expected to cooperate in internal investigations of misconduct.

Reporting; Anonymity; Retaliation

When reporting suspected violations of the Code, Harvard Bioscience prefers that officers and employees identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, Harvard Bioscience also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

If an officer or employee wishes to remain anonymous, he or she may do so, and Harvard Bioscience will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, Harvard Bioscience may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit Harvard Bioscience to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

Harvard Bioscience expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action. If an officer or employee believes that he or she has been retaliated against in violation of this provision of the Code, he or she should immediately contact the Compliance Officer or the Chairman of the Audit Committee of the Board of Directors.

Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes, without limitation, for purposes of this Code, Harvard Bioscience’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors, and (ii) if applicable, such waiver is promptly disclosed to Harvard Bioscience’s shareholders in accordance with applicable United States securities laws and the rules and regulations of NASDAQ.

Any waivers of the Code for other employees may be made by the Compliance Officer or the Board of Directors.

All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to Harvard Bioscience’s shareholders in accordance with applicable United States securities laws and the rules and regulations of NASDAQ.

Non-U.S. Employees, Officers and Directors

With respect to employees, officers and directors of Harvard Bioscience’s non-U.S. subsidiaries, this Code shall be given the maximum effect permitted under the applicable laws of such foreign jurisdiction, in all cases, including without limitation the standards of conduct described above that under “Improper Payments; Anti-Corruption” and related prohibitions set by the U.S. Foreign Corrupt Practices Act prohibiting offering or giving anything of value, either directly or indirectly, to foreign government officials in order to obtain or retain business relationships, to curry favor or influence over such official’s actions or to obtain an improper advantage.

In acknowledging, by signature, the receipt, review and understanding of the Code and the agreement to abide by it, those directors, officers and employees working outside of U.S. jurisdiction do not change those contractual and statutory obligations or the rights associated with them.

(As amended and restated by the Board of Directors on March 9, 2013, effective March 9, 2013)